Exhibit 99.1

Confidential Draft v.4

Vera Bradley Announces Fourth Quarter and Fiscal Year 2012 Results

•	For the fourth quarter, net revenues increased 23% to $134.5 million; Direct net revenues rose 46%, including an increase of 9.3% in comparable-store sales, and Indirect net revenues decreased 0.7%.

•	Diluted EPS were $0.50 for the fourth quarter, compared to $0.35 for the same quarter of fiscal 2011, an increase of 43%.

•	Full year net revenues increased 26% to $460.8 million; Direct net revenues rose 49%, including an increase of 10.9% in comparable-store sales, and Indirect net revenues increased 10%.

•	Diluted EPS were $1.43 for fiscal 2012, compared to $1.25 on a GAAP basis and $1.20 on an adjusted basis for fiscal 2011, an increase of 14% and 19%, respectively.

FORT WAYNE, Ind., March 14, 2012 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fourth quarter and fiscal year ended January 28, 2012.

“Fiscal 2012 represents another outstanding year for Vera Bradley, as reflected in our fourth quarter and full year results, thanks to our talented team and our dedicated retail partners,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “The strength and appeal of our brand and our product portfolio, our significant multi-channel capabilities, and the ongoing loyalty of our customers, resulted in solid growth in all of our distribution channels during the year. Looking ahead, we remain excited about our prospects as we continue to execute our growth strategies, which include expanding our product offerings and growing in underpenetrated markets.”

Fourth Quarter Results

The Company reported net revenues of $134.5 million for the fourth quarter, compared to $109.4 million in the same period of the prior year, an increase of $25.1 million, or 23%. By segment, Direct revenues increased 46% to $81.2 million, reflecting growth across all channels, including comparable-store sales increasing 9.3% and E-commerce revenue growth of 28%. Indirect revenues decreased 0.7% to $53.3 million, primarily due to an effort to partner with our specialty retailers to ensure product was available well in advance of the holiday season. This resulted in more of these sales occurring in the third quarter rather than the fourth quarter. Gross profit for the quarter rose 23% to $75.9 million, and gross margin remained relatively unchanged at 56.4% compared to 56.5% in the same period of the prior year.

Operating income increased 23.0% to $32.7 million, or 24.3% of net revenues, in the fourth quarter, compared to operating income of $26.5 million, or 24.3% of net revenues, in the fourth quarter of fiscal 2011.

Net income for the fourth quarter increased 41% from the prior year to $20.1 million, or $0.50 per diluted share, compared to $14.2 million, or $0.35 per diluted share in the same period of the prior year.

Fiscal Year 2012 Results

For the fiscal year ended January 28, 2012, net revenues increased 26% to $460.8 million, from $366.1 million in the comparable prior-year period. By segment, Direct revenues increased 49% to $225.3 million, with comparable-store sales increasing 10.9% compared to fiscal 2011, and Indirect revenues increased 10% to $235.6 million.

Gross profit for fiscal 2012 increased 23% to $257.6 million resulting in a gross profit margin of 55.9% versus 57.1% in the prior year. The gross margin decline during fiscal 2012 was principally due to increases in cotton prices and labor costs.

Operating income for fiscal 2012 increased to $96.2 million, or 20.9% of net revenues, compared to $53.3 million in the prior year. Operating income for fiscal 2011 included $21.9 million of compensation expense related to restricted-stock awards. Excluding these expenses, fiscal 2012 operating income increased 27.8% from adjusted operating income in fiscal 2011 of $75.2 million, or 20.6% of net revenues.

Net income for fiscal 2012 was $57.9 million, or $1.43 per diluted share, compared to $46.2 million, or $1.25 per diluted share, in fiscal 2011. After adjusting fiscal 2011 for the previously discussed compensation expense and applying an assumed tax rate of 40%, adjusted net income for fiscal 2011 was $44.2 million or $1.20 per diluted share.

Cash flow from operations for fiscal 2012 of $51.5 million enabled us to reduce long-term debt by $41.8 million to $25.1 million and end the year with cash and cash equivalents of $4.9 million. Inventory at the end of fiscal 2012 was $107.0 million, compared to $96.7 million at the end of the prior year, reflecting growth of 11%, below the increase in net revenues of 26%.

Outlook

For the first quarter of fiscal 2013, the Company expects net revenues to be in the range of $115 million to $117 million and diluted earnings per share to be in the range of $0.27 to $0.29, based on diluted weighted-average shares outstanding of 40.5 million.

For full-year fiscal 2013, the Company now expects net revenues to be in the range of $540 million to $545 million and diluted earnings per share to be in the range of $1.68 to $1.71, based on diluted weighted-average shares outstanding of 40.5 million.

Call Information

A conference call to discuss fourth quarter and fiscal year 2012 results is scheduled for today, March 14, 2012, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until March 28, 2012. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 5960469.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to "be colorful" with designs that reflect their personal style. Today, you’ll find Vera Bradley accessories in 48 retail stores in the U.S., 8 outlet stores, 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs 2,000 and the company’s fiscal 2012 sales were $461 million. The company's commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (NASDAQ: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	January 28, 2012	January 29, 2011
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,922	$13,953
Accounts receivable, net	38,097	34,300
Inventories	106,967	96,717
Prepaid expenses and other current assets	8,343	6,754
Deferred income taxes	8,010	8,743

Total current assets	166,339	160,467

Property, plant, and equipment, net	52,312	42,984
Other assets	862	2,588

Total assets	$219,513	$206,039

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,276	$30,012
Accrued employment costs	15,738	17,892
Other accrued liabilities	15,297	10,551
Income taxes payable	1,705	10,010
Current portion of long-term debt	89	83

Total current liabilities	60,105	68,548

Long-term debt	25,095	66,934
Deferred income taxes	4,205	3,300
Other long-term liabilities	6,101	2,935

Total liabilities	95,506	141,717

Shareholders’ equity:
Additional paid-in-capital	73,590	71,923
Retained earnings (accumulated deficit)	50,320	(7,601)
Accumulated other comprehensive income	97	—

Total shareholders’ equity	124,007	64,322

Total liabilities and shareholders’ equity	$219,513	$206,039

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

($ in thousands, except per share amounts)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net revenues	$134,515	$109,385	$460,843	$366,057
Cost of sales	58,642	47,548	203,220	156,910

Gross profit	75,873	61,837	257,623	209,147
Selling, general, and administrative expenses	44,953	37,229	169,427	163,053
Other income	1,746	1,939	7,975	7,225

Operating income	32,666	26,547	96,171	53,319
Interest expense, net	214	398	1,147	1,625

Income before income taxes	32,452	26,149	95,024	51,694
Income tax expense	12,350	11,914	37,103	5,496

Net income	$20,102	$14,235	$57,921	$46,198

Basic weighted-average shares outstanding	40,506,677	40,506,670	40,506,672	36,812,570
Diluted weighted-average shares outstanding	40,555,143	40,525,973	40,542,302	36,850,915
Basic net income per share	$0.50	$0.35	$1.43	$1.25
Diluted net income per share	0.50	0.35	1.43	1.25

Vera Bradley, Inc.

Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended
	January 28, 2012	January 29, 2011
	(unaudited)	(audited)
Cash flows from operating activities
Net income	$57,921	$46,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	9,457	8,411
Provision for doubtful accounts	553	256
Loss on disposal of property, plant, and equipment	51	278
Write-off of debt-issuance costs	—	227
Stock-based compensation	1,591	15,889
Deferred income taxes	1,638	(5,443)
Changes in assets and liabilities:
Accounts receivable	(4,350)	(3,543)
Inventories	(10,199)	(30,182)
Other assets	137	(393)
Accounts payable	(2,736)	10,791
Income taxes payable	(8,305)	10,010
Accrued and other liabilities	5,758	5,967

Net cash provided by operating activities	51,516	58,466

Cash flows from investing activities
Purchases of property, plant, and equipment	(18,836)	(11,365)
Restricted cash on deposit	—	1,500

Net cash used in investing activities	(18,836)	(9,865)

Cash flows from financing activities
Payments on financial-institution debt	(76,200)	(68,923)
Borrowings on financial-institution debt	34,450	105,673
Payments on vendor-financed debt	(83)	(54)
Payments of debt-issuance costs	—	(1,104)
Issuance of stock, net of costs	—	56,337
Repurchase of stock	—	(304)
Payments of distributions	—	(132,782)
Other	76	—

Net cash used in financing activities	(41,757)	(41,157)

Effect of exchange rate changes on cash and cash equivalents	46	—

Increase (decrease) in cash and cash equivalents	$(9,031)	7,444
Cash and cash equivalents, beginning of period	13,953	6,509

Cash and cash equivalents, end of period	$4,922	$13,953

Supplemental disclosure of cash-flow information
Income taxes paid	$43,850	$921

Interest paid	$956	$1,117

Supplemental disclosure of non-cash activity
Vendor-financed purchases of fixed assets	$—	$185

Vera Bradley, Inc.

Supplemental Information—Consolidated Statements of Income

Reconciliation of Operating Income, as reported to Operating Income, as adjusted

($ in thousands)

(unaudited)

Fiscal Year Ended
January 29, 2011
Operating income, as reported	$53,319
Adjustments
Compensation expense related to restricted-stock awards	21,922

Operating income, as adjusted	$75,241

Vera Bradley, Inc.

Supplemental Information—Consolidated Statements of Income

Reconciliation of Net Income, as reported to Net Income, as adjusted

($ in thousands, except per share amounts)

(unaudited)

Fiscal Year Ended
January 29, 2011
Net income, as reported	$46,198
Adjustments
Compensation expense related to restricted-stock awards	21,922
Adjustment to income taxes *	(23,950)

Net income, as adjusted	$44,170

Basic weighted-average shares outstanding	36,812,570
Diluted weighted-average shares outstanding	36,850,915

Adjusted net income per share:
Basic	$1.20
Diluted	$1.20

*	Assumes a combined federal, state, and local effective tax rate of 40%.